Exhibit (a)(1)(D)

FORM OF CONFIRMATION TO ELIGIBLE PARTICIPATIONS

To:

From:	optionexchange@equitybenefits.com

Date:

Subject:	Exchange Program – Election Confirmation

Your Exchange Program election has been recorded as follows:

Eligible Stock Options					Replacement Awards
Option Number	Grant Date	Price ($)	Shares Outstanding	Shares Vested	Type	Shares	Election
RSU

RSU

RSU

We strongly encourage you to print this email and keep it for your records.

If the above is not your intent, you may log back into the Exchange Program Website to change your election before 5:00 P.M., Eastern Time on July 14, 2016.

If you have questions about the Exchange Program or this confirmation notice, please contact optionexchange@keywcorp.com.

Please do NOT reply to this email. This mailbox is not monitored and you will not receive a response.

The Exchange Program is being made pursuant to the terms and conditions set forth in the KEYW Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission and available to you free of charge on this Exchange Program website or at www.sec.gov. You should read these written materials carefully because they contain important information about the Exchange Program, including risks related thereto.